Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Earnings

Whippany, New Jersey, August 8, 2013 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 29, 2013.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. For comparative purposes, the variances in year-over-year results were primarily attributable to the inclusion of the retail propane operations of Inergy, L.P. (“Inergy Propane”) acquired on August 1, 2012, as well as improvements in the operating performance in the Partnership’s legacy operations. Net loss for the three months ended June 29, 2013 was $45.2 million, or $0.77 per Common Unit, compared to a net loss of $9.3 million, or $0.26 per Common Unit, in the prior year third quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2013 amounted to $10.9 million, compared to $5.7 million in the prior year third quarter.

Net income and EBITDA for the fiscal 2013 third quarter included a charge of $6.0 million related to the Partnership’s voluntary withdrawal from multi-employer pension plans covering certain employees acquired in the Inergy Propane acquisition, as well as $2.2 million in expenses related to the ongoing integration of Inergy Propane. Net income and EBITDA for the fiscal 2012 third quarter included $6.0 million in acquisition-related costs associated with the acquisition of Inergy Propane. Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) amounted to $19.2 million for the fiscal 2013 third quarter, compared to Adjusted EBITDA of $3.5 million in the prior year third quarter.

In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “The third quarter benefitted from the presence of colder than normal average temperatures that began toward the end of the second quarter of fiscal 2013 and lasted through April. Our combined operations continue to perform very well; responding when the weather arrived and providing our customer base with the level of customer service and comfort that they have come to expect from us.”

Retail propane gallons sold in the third quarter of fiscal 2013 increased 43.1 million gallons, to 92.1 million gallons from 49.0 million gallons in the prior year third quarter. Sales of fuel oil and other refined fuels increased 4.0 million gallons, to 8.3 million gallons compared to 4.3 million gallons in the prior year third quarter. The increase in volumes sold was primarily attributable to the inclusion of the Inergy Propane operations, as well as increases in the Partnership’s legacy operations resulting from colder average temperatures in the month of April 2013 compared to April 2012. According to the National Oceanic and Atmospheric Administration (“NOAA”), average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during April 2013 were 4% colder than normal.

Addressing the ongoing Inergy Propane integration efforts, Mr. Dunn said, “Our integration efforts kicked into high gear at the end of the fiscal 2013 heating season. We have refined our regional management structure, defined our local operating footprint and identified the management teams across our entire platform. In addition, we have made substantial progress on our retail system conversions that support our new operating footprint. It is remarkable how much our people have accomplished in a relatively short period of time. Our field integration efforts will continue through October 2013 before taking a break for the upcoming heating season, and will resume again in March 2014. Throughout this period of change, our employees remain focused on providing our combined customer base with unsurpassed customer service while looking to continually improve operating efficiencies.”

Concluding his remarks, Mr. Dunn said, “Despite the increased size of our business and higher working capital requirements, we once again funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility. Additionally, during the third quarter, we took steps to further strengthen our balance sheet with the successful completion of a secondary public offering of Common Units, which raised net proceeds of $143.4 million. On August 2, 2013, we redeemed $133.4 million of outstanding borrowings under our 7.375% Senior Notes due 2021. Excluding the net proceeds of this offering from our cash balance as of June 29, 2013, we ended the quarter with more than $176.5 million of cash.”

As previously announced on July 25, 2013, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8750 per Common Unit for the three months ended June 29, 2013. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The $0.8750 per Common Unit distribution is payable on August 13, 2013 to Common Unitholders of record as of August 6, 2013.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s most recent acquisition of Inergy Propane may not be fully realized or realized within the expected timeframe;

•	The Partnership’s revenue from the Inergy Propane acquisition may be lower than expected;

•	The costs of integrating the business acquired in the Inergy Propane acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2012 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 29, 2013 and June 23, 2012

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 23, 2012	June 29, 2013	June 23, 2012
Revenues
Propane	$230,777	$142,681	$1,164,099	$666,796
Fuel oil and refined fuels	31,026	17,533	185,967	92,262
Natural gas and electricity	16,132	12,119	64,253	51,878
All other	12,870	7,268	45,615	26,177

	290,805	179,601	1,459,934	837,113
Costs and expenses
Cost of products sold	148,176	88,776	740,275	480,751
Operating	118,314	65,369	359,621	202,604
General and administrative	13,465	13,778	51,060	40,231
Acquisition-related costs	—	5,950	—	5,950
Depreciation and amortization	31,505	8,472	93,347	23,906

	311,460	182,345	1,244,303	753,442
Operating (loss) income	(20,655)	(2,744)	215,631	83,671
Loss on debt extinguishment	—	—	—	507
Interest expense, net	24,385	6,479	73,284	19,742

(Loss) income before provision for (benefit from) income taxes	(45,040)	(9,223)	142,347	63,422
Provision for (benefit from) income taxes	148	100	430	(60)

Net (loss) income	$(45,188)	$(9,323)	$141,917	$63,482

Net (loss) income per Common Unit—basic	$(0.77)	$(0.26)	$2.46	$1.78

Weighted average number of Common Units outstanding—basic	58,730	35,653	57,718	35,616

Net (loss) income per Common Unit—diluted	$(0.77)	$(0.26)	$2.45	$1.77

Weighted average number of Common Units outstanding—diluted	58,730	35,653	57,924	35,794

Supplemental Information:
EBITDA (a)	$10,850	$5,728	$308,978	$107,070
Adjusted EBITDA (a)	$19,171	$3,460	$326,288	$108,435
Retail gallons sold:
Propane	92,109	49,014	456,356	213,234
Refined fuels	8,331	4,314	47,439	22,574
Capital expenditures:
Maintenance	$2,463	$2,629	$6,301	$7,856
Growth	$5,810	$2,388	$14,866	$6,528

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and certain other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 23, 2012	June 29, 2013	June 23, 2012
Net (loss) income	$(45,188)	$(9,323)	$141,917	$63,482
Add:
Provision for (benefit from) income taxes	148	100	430	(60)
Interest expense, net	24,385	6,479	73,284	19,742
Depreciation and amortization	31,505	8,472	93,347	23,906

EBITDA	10,850	5,728	308,978	107,070
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	73	(8,218)	6,333	(7,170)
Integration-related costs	2,248	—	4,977	—
Multi-employer pension plan withdrawal charge	6,000	—	6,000	—
Loss on debt extinguishment	—	—	—	507
Loss on asset disposal	—	—	—	2,078
Acquisition-related costs	—	5,950	—	5,950

Adjusted EBITDA	19,171	3,460	326,288	108,435
Add / (subtract):
(Provision for) benefit from income taxes	(148)	(100)	(430)	60
Interest expense, net	(24,385)	(6,479)	(73,284)	(19,742)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(73)	8,218	(6,333)	7,170
Integration-related costs	(2,248)	—	(4,977)	—
Multi-employer pension plan withdrawal charge	(6,000)	—	(6,000)	—
Acquisition-related costs	—	(5,950)	—	(5,950)
Gain on disposal of property, plant and equipment, net	(301)	(35)	(2,891)	(246)
Compensation cost recognized under Restricted Unit Plans	840	911	3,253	3,261
Changes in working capital and other assets and liabilities	79,649	56,177	(35,158)	(19,738)

Net cash provided by operating activities	$66,505	$56,202	$200,468	$73,250

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.